Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

February 28, 2007

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced fourth quarter and annual results for the periods ended December 31, 2006.

For the year ended December 31, 2006, First PacTrust Bancorp reported net income of $4.7 million, a decrease of $93,000 or 1.9% compared to net income of $4.8 million for the year ended December 31, 2005. Net income for the fourth quarter ended December 31, 2006 was $1.2 million, which was consistent with the same period in 2005. First PacTrust Bancorp reported basic and diluted earnings per share of $1.15 and $1.12 for the year ended December 31, 2006 compared to $1.16 and $1.13 for the year ended December 31, 2005. First PacTrust Bancorp reported basic and diluted earnings per share of $0.30 and $.29 for the fourth quarter ended December 31, 2006 compared to basic and diluted earnings per share of $0.30 for the fourth quarter ended December 31, 2005.

For the year ended December 31, 2006 total interest income increased approximately $9.9 million to $45.5 million from $35.7 million for the year ended December 31, 2005, reflecting a $75.7 million increase in the average loans receivable balance due to growth as well as a 79 basis point increase in the average yield on loans receivable. Interest income on other earning assets increased $167,000 to $685,000 primarily due to increased FHLB stock dividends resulting from an increase in the average balance of Federal Home Loan Bank stock and higher dividend rates paid in 2006. Interest income on securities of $627,000 remains consistent with the same period from prior year. During the fourth quarter, total interest income increased $2.3 million to $11.9 million from $9.6 million in the same period of the prior year resulting from the factors mentioned above.

Total interest expense increased $10.2 million to $26.9 million for the year ended December 31, 2006 from $16.7 million for the prior year. The increase in interest expense resulted from a 115 basis point increase in the Company’s cost of funds due to an increase in short term rates as well as a $58.6 million increase in the average balance of deposits from $463.2 million for the year ended December 31, 2005 to $521.8 million for the year ended December 31, 2006. Interest expense on Federal Home Loan Bank advances increased $2.8 million due to a $22.5 million increase in the average balance of Federal Home Loan Bank advances to fund the growth in loan originations as well as a 120 basis points increase in the average interest rates paid on advances. For the fourth quarter, total interest expense increased $2.6 million to $7.5 from $4.9 million in the prior year’s quarter ended December 31, 2005.

Due to the continued flattening and subsequent inversion of the yield curve, the Company’s margins have continued to tighten with the net interest spread decreasing 38 basis points to 2.11% and the net interest margin decreasing 32 basis points to 2.44% compared to the prior year. As a result, net interest income before provision for loan losses decreased $379,000 to $18.6 million for the year ended December 31, 2006 compared to $18.9 million for the year ended December 31, 2005. For the three months ended December 31, 2006, net interest income before provision for loan losses decreased $299,000 to $4.4 million compared to $4.7 million in the same period of the prior year.

A net recovery provision for loan losses of $24,000 was made to the allowance for loan losses for the year ended December 31, 2006 compared to a $250,000 provision made for 2005. During the fourth quarter of 2006, a net recovery provision of $124,000 was made compared to a $42,000 provision made in the same period of the prior year. The provisions declined for both periods due to continued low level of charge-offs and limited non-performing assets, as well as other adjustments made for current economic trends. The allowance for loan losses remained consistent with the prior year at $4.7 million. The resulting ratio of allowance to total loans was .63% and .68% at December 31, 2006 and December 31, 2005, respectively.

Noninterest income increased $73,000 to $2.2 million for the year ended December 31, 2006 from $2.1 million for the prior year, primarily as a result of a $131,000 increase in customer service fees. Noninterest income increased $44,000 to $583,000 for the fourth quarter in 2006 from $539,000 for the same period in 2005 due to the factors mentioned above. Noninterest expense increased $155,000 or 1.2% to $13.6 million for the year ended December 31, 2006 from $13.4 million in the prior year. Significant contributing factors for the increase included increased in other general and administrative expenses of $266,000 and increased salary and employee benefit expenses of $131,000. Additionally, occupancy and equipment expenses decreased $163,000 and advertising expenses decreased $65,000.

Total other general and administrative expenses increased $266,000, or 23.9%, to 1.4 million for the year ended December 31, 2006 from $1.1 million for the year ended December 31, 2005 primarily due to increased debit card servicing fees of $162,000 and debit card fraud losses of $81,000 resulting from international debit card fraud during the second quarter of 2006. Total salaries and employee benefits increased $131,000, or 1.8%, to $7.4 million for the year ended December 31, 2006 from $7.3 million for the year ended December 31, 2005. Total stock option expense was $162,000 resulting from the adoption of SFAS 123 (R) in 2006. ESOP compensation expense increased $85,000 resulting from an increase in the market value of the Company’s stock price during the period. Salary expense increased $58,000 due to the addition of full time employees as well as increased salaries in the current year.

Total occupancy and equipment expenses decreased $163,000 or 8.4% to $1.8 million for the year ended December 31, 2006 from $1.9 million for the same period in 2005 primarily due to various building improvements and repairs completed in 2005. Advertising fees decreased $65,000 due primarily to higher costs incurred during 2005 to introduce and market the Green Account product.

Total assets increased by $53.2 million, or 7.0%, to $808.3 million at December 31, 2006 from $755.2 million at December 31, 2005. The most significant contributing factor was growth in loans receivable of $51.5 million. The increase in loans resulted primarily from loan originations exceeding repayments during the period, primarily reflecting growth in the Company’s new Green Account loan product. The Green Account is America’s first fully-transactional flexible mortgage account and growth in this product is expected to continue.

Total deposits increased by $62.4 million to $570.5 million at December 31, 2006 from $508.2 million at December 31, 2005. The balance of deposits increased as a result of continued competitive pricing and marketing efforts and reflected growth primarily in money market and certificate of deposit accounts.

Equity increased $4.0 million to $81.7 million at December 31, 2006 from $77.8 million at December 31, 2005. The net increase resulted primarily from net income of $4.7 million, ESOP shares earned of $1.2 million, stock awards earned of $612,000, the exercise of stock options of $365,000 and the tax benefit of vested stock awards of $193,000. Equity decreased primarily as a result of the payment of dividends of $2.7 million and the purchase of treasury stock of $602,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Forward Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,903	$9,609	$45,514	$35,651
Total interest expense	7,513	4,920	26,945	16,703

Net interest income	4,390	4,689	18,569	18,948
Provision/(recovery) for loan losses	(124)	42	(24)	250

Net interest income after provision for loan losses	4,514	4,647	18,593	18,698
Noninterest income	583	539	2,217	2,144
Noninterest expense	3,209	3,236	13,565	13,410

Income before taxes	1,888	1,950	7,245	7,432
Income tax provision	663	717	2,531	2,625

Net income	$1,225	$1,233	$4,714	$4,807

Earnings per share
Basic	$.30	$.30	$1.15	$1.16

Diluted	$.29	$.30	$1.12	$1.13

	December 31, 2006	December 31, 2005
	(In thousands)
Selected Financial Condition Data
Total assets	$808,343	$755,187
Cash and cash equivalents	13,995	13,873
Loans receivable, net	740,044	688,497
Securities available for sale	13,989	14,012
Deposits	570,543	508,156
BOLI	16,349	15,675
Advances from Federal Home Loan Bank	151,200	164,200
Stockholders’ equity	81,741	77,769

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Selected Financial Ratios (1)
Return on average assets	.61%	.66%	.59%	.67%
Return on average equity	6.01	6.37	5.91	6.10
Ratio of operating expense to average total assets	1.59	1.74	1.70	1.86
Efficiency ratio (2)	64.53	62.11	65.26	63.63
Net interest margin	2.27	2.65	2.44	2.76

	As of December 31, 2006	As of December 31, 2005
Non-performing assets to total assets (3)	.24%	.00%
Book value per common share (4)	$19.79	$19.19

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.